EXHIBIT 99.1


                       PEOPLE'S LIBERATION, INC. ANNOUNCES
                    2005 FOURTH QUARTER AND YEAR END RESULTS

             FOURTH QUARTER SALES INCREASE 70.6% OVER THIRD QUARTER
                       UP OVER $5.6 MILLION YEAR OVER YEAR

                          AFFIRMS 2006 REVENUE GUIDANCE

LOS ANGELES, CA - MARCH 6, 2006 - PEOPLE'S LIBERATION, INC. (FORMERLY CENTURY PACIFIC FINANCIAL CORPORATION) (OTC BB: PPLB) the designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM) today announced its financial results for the fourth quarter of 2005 and its fiscal year ended December 31, 2005.

For the fourth quarter of 2005, net sales were $2.9 million, a $1.2 million (or 70.6% percent) increase quarter over quarter compared to $1.7 million for the third quarter of 2005. Net sales increased quarter over quarter due to the continued growth of the company's People's Liberation apparel line and the launch of its William Rast apparel line. The company began operating its People's Liberation apparel business in July 2004 and shipped its initial products in the fourth quarter of 2004. The company began operating its William Rast apparel business in May 2005 and shipped its initial products in the fourth quarter of 2005.

FOURTH QUARTER HIGHLIGHTS:

         o        Net sales increased by 70.6% to $2.9 million

         o        Gross Margin increased to $980,000

         o Completion of exchange transaction and $7.2 million net capital raise

         o        Successful launch of the William Rast brand

Danny Guez, Chief Executive Officer, commented, "The 2005 fourth quarter was impacted by several significant events. During the quarter, we launched of our William Rast apparel line, which was very well received by our target retailers. We also completed our exchange transaction, whereby our two operating companies, Versatile Entertainment, Inc. and Bella Rose, LLC, became wholly-owned subsidiaries of People's Liberation, Inc., and raised approximately $7.2 million in net proceeds from a private placement of equity securities. This financing has provided the company with the capital it needs to grow its brands both domestically and overseas. I am very excited about the future of our company and confident we can achieve our 2006 goals."

Gross margin for the fourth quarter of 2005 was $980,000, or 34.2% of net sales, and increase of $142,000 from $838,000 of gross margin for the third quarter of 2005. As a percentage of net sales, gross margin decreased to 34.2% from 48.6% for the third quarter of 2005. The decrease in gross margin was the result of increased sales to distributors at lower margins during the 2005 fourth quarter, a prior season inventory discount, and a change in the company's product mix. "We anticipate that we will experience higher levels of gross margin as a percentage of net sales in 2006 as compared to the 2005 fourth quarter as our volumes increase and we seek out manufacturers, suppliers and other vendors with competitive pricing for quality products and services. However, we also anticipate that gross margins as a percentage of net sales in 2006 may experience fluctuations from quarter to quarter due to the introduction of a greater breadth of products at different price points and margins," said Darryn Barber CFO/COO.


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SG&A expenses for the fourth  quarter of 2005 were  $1,347,000,  or 46.9% of net sales. Quarter over quarter, SG&A expenses increased by $461,000 from $886,000 for the third quarter of 2005. As a percentage of net sales, SG&A expenses decreased to 46.9% from 51.4% for the third quarter of 2005. The increase in SG&A expenses was due primarily to increased design and production salaries, sample costs related to the launch and anticipated growth of our William Rast apparel line, and increased general and administrative salaries and expenses.
Mr. Guez stated, "We are focused on building our operating systems and infrastructure, including staffing quality teams for the design, sourcing and merchandising of our two brands. We have been successful in attracting talented industry veterans for key spots in our management and product design teams. We believe that our ability to attract and invest in this team at this early stage will contribute significantly to the growth and success of our brands."

Interest expense for the fourth quarter of 2005 was $4,000, compared to $15,000 for the third quarter of 2005. The quarter over quarter decrease in interest expense was due to reduced borrowings under the company's factor facilities as a result of the net proceeds of $7.2 million received from the company's private placement financing transaction in November 2005, a portion of which was used to pay down the advances from the company's factor in November 2005.

The company reported a net loss to common shareholders for the fourth quarter of 2005 of $314,000, compared to net income of $170,000 for the third quarter of 2005. The launch of the William Rast brand and increased SG&A costs, offset by increased sales during the quarter, contributed to the net loss increase.

For the fiscal year ended December 31, 2005, the company reported net revenues of $5.8 million, consistent with previously announced guidance. This represented an increase of over $5.6 million compared to the $164,000 reported for fiscal 2004. SG&A costs increased to $2.7 million for fiscal 2005, compared to $324,000 for fiscal 2004. Interest expense increased to $29,000 for fiscal 2005, compared to $1,000 for fiscal 2004. Net loss to common shareholders was $570,000 for fiscal 2005, compared to $272,000 for fiscal 2004. As both the company's People's Liberation and William Rast businesses have been in operation for a relatively short period of time, year over year comparisons are not meaningful.

COMPANY OUTLOOK

Based on business and economic conditions, the company reiterates its previously
announced   revenue   expectations  for  fiscal  2006.  The  company   currently
anticipates net sales to be approximately $26 million.

ABOUT PEOPLE'S LIBERATION, INC.

People's Liberation, Inc. designs, markets and sells high-end casual apparel under the brand names "People's Liberation" and "William Rast." The majority of the merchandise the Company offers consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, such as Nordstrom, Bloomingdales, Neiman Marcus, Kitson, Atrium, Fred Segal and Intermix. Internationally, in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, such as Mitsukoshi, TNT, and Sears (Mexico City). The Company is headquartered in Los Angeles, California.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


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Forward-looking  statements  are  inherently  unreliable  and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding estimated financial results for 2006, including statements about 2006 gross margins and the company's revenue guidance. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for the company's People's Liberation and William Rast products, the introduction of new products, the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the company's filings with the United States Securities and Exchange Commission. The
company   undertakes   no   obligation   to   publicly   update  or  revise  any
forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Darryn Barber
         Chief Financial Officer/Chief Operating Officer
         People's Liberation, Inc.
         213-745-2123

                                 (TABLES FOLLOW)


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                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)

                                                                    DECEMBER 31,
                                                                        2005
                                                                    ------------
Cash and cash equivalents .........................                 $     4,528
Due from factor and accounts receivable ...........                 $     2,015
Inventories .......................................                 $     1,093
Total current assets ..............................                 $     7,868
Total assets ......................................                 $     8,124

Accounts payable and accrued expenses .............                 $     1,969
Total current liabilities .........................                 $     1,969
Total liabilities .................................                 $     2,010
Total stockholders' equity ........................                 $     6,114
Total liabilities and equity ......................                 $     8,124


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)

                                                        YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          2005          2004
                                                       ----------    ----------
Net sales ......................................       $    5,803    $      164
Cost of goods sold .............................            3,567           103
                                                       ----------    ----------
   Gross profit ................................           2,236             61

Selling expenses ...............................             862             75
Design and production ..........................             892             82
General and administrative .....................             972            167
                                                      ----------     ----------
   Total operating expenses ....................           2,726            324

Loss from operations ...........................            (490)          (263)
Interest expense and other .....................              30              8
                                                      ----------     ----------
Loss before income taxes .......................            (520)          (271)
Provision for income taxes .....................              50              1
                                                      ----------     ----------
Net loss .......................................      $     (570)    $     (272)
                                                      ==========     ==========

Basic and diluted loss per share (1) ...........      $    (0.03)    $    (0.03)
                                                      ==========     ==========
Basic and diluted weighted average common
   shares outstanding (1) ......................          21,415         10,638
                                                      ==========     ==========

(1) Reflects the retroactive conversion of Series A convertible preferred stock, reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2004, which became effective on January 5, 2006.